Exhibit 99.1

KOBRITE CORPORATION AND SUBSIDIARY

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Unaudited Consolidated balance sheet at December 31, 2008 and 2007	1

Unaudited Consolidated statement of operations for the year ended December 31, 2008 and 2007	2

Unaudited Consolidated statement of stockholders’ equity for the year ended December 31, 2008 and 2007	3

Unaudited Consolidated statement of cash flows for the year ended December 31, 2008 and 2007	4

Notes to consolidated financial statements	5-10

KOBRITE CORPORATION AND SUBSIDIARY

Consolidated Balance Sheet (Unaudited)

December 31, 2008 and 2007

(in US dollars)

	2008 (unaudited) Amount	2007 (unaudited) Amount
Assets
Current assets:
Cash and cash in bank (note 4)	$497,988	$4,717,496
Accounts receivable, net	215,104	50,998
Accounts receivable – related parties (note 9)	383,312	1,668,402
Other current financial assets	4,333	57,031
Inventories, net (note 5)	3,301,068	1,100,114
Other current assets	727,042	244,308

Total current assets	5,128,847	7,838,349

Property and equipment:
Machinery and equipment	8,014,029	7,192,799
Leasehold improvements	1,369,618	1,359,022
Other equipment	1,035,809	1,015,623

	10,419,456	9,567,444
Accumulated depreciation	(4,198,537)	(2,614,407)

Unfinished construction and prepayment for equipment	178,420	2,561,173

	6,399,339	9,514,210

Other assets:
Idled assets (note 6)	3,488,162	1,722,718
Refundable deposits and other assets	74,649	82,408

	3,562,811	1,805,126

Total assets	$15,090,997	$19,157,685

	2008 (Unaudited) Amount	2007 (Unaudited) Amount
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$585,948	$793,649
Accounts payable – related parties (note 9)	58,404	241,300
Other payable – related parties (notes 7 and 9)	—	1,806,200
Accrued expenses and other current liabilities	280,992	321,278

Total liabilities	925,344	3,162,427

Stockholders’ equity (note 7):
Common stock	18,000,000	18,000,000

Capital Surplus:
Paid-in capital in excess of par value	1,350,000	1,350,000
Others	343,800	343,800

	1,693,800	1,693,800
Accumulated deficits	(5,528,147)	(3,698,542)

Total stockholders’ equity	14,165,653	15,995,258

Commitments and contingencies (note 10)
Total liabilities and stockholders’ equity	$15,090,997	$19,157,685

See accompanying notes to consolidated financial statements.

KOBRITE CORPORATION AND SUBSIDIARY

Consolidated Statement of Operations (Unaudited)

Year ended December 31, 2008 and 2007

(in US dollars)

	2008 (unaudited) Amount	2007 (unaudited) Amount
Net sales (note 9)	$5,778,070	$4,865,861
Cost of goods sold (note 9 and 11)	6,091,396	5,559,050

Gross loss	(313,326)	(693,189)
Operating expenses (note 11)	842,463	628,144

Operating loss	(1,155,789)	(1,321,333)

Non-operating income:
Interest income	30,549	222,208
Gain on foreign currency exchange net	167,160	71,722
Other income	58,777	56,411

	256,486	350,341

Non-operating expenses and losses:
Other expenses and losses	930,302	358,091

Net loss	$(1,829,605)	$(1,329,083)

See accompanying notes to consolidated financial statements.

KOBRITE CORPORATION AND SUBSIDIARY

Consolidated Statement of Changes in Stockholders’ Equity (Unaudited)

Year ended December 31, 2008 and 2007

(in US dollars)

	Common stock		Additional paid-in capital	Accumulated deficits	Total
	Common stock	Amount
BALANCE ON DECEMBER 31, 2006	2,000,000,000	$20,000,000	$1,500,000	$(2,369,459)	$19,130,541
Purchase and cancellation of treasury stock	(200,000,000)	(2,000,000)	193,800	—	(1,806,200)

Net loss for 2007	—		—	(1,329,083)	(1,329,083)

Balance on December 31, 2007	1,800,000,000	$18,000,000	1,693,800	(3,698,542)	15,995,258

Net loss for 2008	—		—	(1,829,605)	(1,829,605)

Balance on December 31, 2008	1,800,000,000	$18,000,000	1,693,800	(5,528,147)	14,165,653

See accompanying notes to financial statements.

KOBRITE CORPORATION AND SUBSIDIARY

Consolidated Statement of Cash Flows (Unaudited)

Year ended December 31, 2008 and 2007

(in US dollars)

	2008 (unaudited)	2007 (unaudited)
Cash flows from operating activities:
Net loss	$(1,829,605)	$(1,329,083)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,401,120	1,828,304
Decrease in accounts receivable, net	1,120,984	(579,381)
Increase in other current assets	(430,036)	(120,991)
Increase in inventories, net	(2,200,954)	(59,652)
Decrease in accounts payable	(390,597)	(770,656)
Decrease in accrued expenses and other current liabilities	(40,286)	(82,429)
Other	(140,084)	(2,921)

Cash used in operating activities	(1,509,458)	(1,116,809)

Cash flows from investing activities:
Additions to property and equipment	(900,707)	(3,303,516)
Other	(3,143)	(2,754)

Cash used in investing activities	(903,850)	(3,306,270)

Cash flows from financing activities:
Decrease in other payables	(1,806,200)	—

Net cash used in financing activities	(1,806,200)	—

Net decrease in cash and cash in bank	(4,219,508)	(4,423,079)
Cash and cash in bank at beginning of period	4,717,496	9,140,575

Cash and cash in bank at end of period	$497,988	$4,717,496

Supplementary disclosures regarding purchase of treasury stock:
Amount of treasury stock purchased	$—	$1,806,200
Increase in other cash payable	—	(1,806,200)

	$—	$—

See accompanying notes to consolidated financial statements.

KOBRITE CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2008 and 2007 (Unaudited)

(in US dollars)

(1)	Organization

KoBrite Corporation (“the Company”) was incorporated under the International Business Company Act (“IBC Act”) in Mauritius on November 30, 2004. The main activities of the Company is investment.

KoBrite China Corp. (“KBC”) was incorporated in April 2005 in the Peoples Republic of China (PRC). The main activities of KBC are the manufacture and sale of chips for Light Emitting Diode (LED) products. As of December 31, 2006, the Company owned 100% of KBC’s capital, amounting to $12,492,859.

The Company and KBC are consolidated in the accompanying consolidated financials statements and are jointly called “the Consolidated Company”.

As of December 31, 2008 and 2007, the number of employees hired by the Consolidated Company was 132 and 172, respectively.

(2)	Summary of Significant Accounting Policies

The accounting and reporting policies adopted by the Consolidated Company conform to the related financial accounting standards of “Business Entity Accounting Act” and of the “Regulation on Business Entity Accounting Handling” and accounting principles generally accepted in the Republic of China. The significant accounting policies applied in the preparation of the consolidated financial statements are as follows:

(a)	Principles of consolidation

Investees over which the Company has control power are consolidated into the Company’s financial statements at the end of every fiscal year. All significant inter-company accounts and transactions have been eliminated.

(b)	Use of estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the Republic of China requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c)	Foreign currency transactions

The Consolidated Company’s functional currency is the US dollar. The Company and its subsidiary record transactions in their respective local currencies. The translation from the applicable foreign currency assets and liabilities to the US dollar is performed using exchange rates in effect at the balance sheet date except for non-monetary assets and stockholders’ equity, which are translated at historical exchange rates, and revenue and expense accounts, which are translated using average exchange rates during the year. Gains and losses resulting from such translations are recognized as non-operating income or losses.

Foreign currency transactions are translated at the rates prevailing on the transaction dates. Foreign currency receivables and payables are translated at the approximate market rate of exchange prevailing on the balance sheet date. Gains or losses resulting from settlement or translation are recognized as non-operating income or losses.

(d)	Distinction between current and non-current assets and liabilities

Current assets are unrestricted cash, cash equivalents and other assets to be realized in cash, sold, or consumed (prepaid items) within 12 months of the balance sheet date. Current liabilities are obligations to be paid or settled within 12 months of the balance sheet date. All other assets or liabilities are classified as non-current.

(e)	Impairment of assets

The Consolidated Company assesses at each balance sheet date whether there is any indication that an asset (individual asset or cash-generating unit) other than goodwill may have been impaired. If any such indication exists, the Consolidated Company estimates the recoverable amount of the asset and recognizes impairment loss for an asset whose carrying value is higher than the recoverable amount.

(f)	Inventories

Inventories are stated at the lower of cost or market value. Cost is determined using the weighted-average method. Market value for raw material is based on replacement cost. Market value for work in process and finished goods is based on net realizable value.

(g)	Property and equipment

Property and equipment are stated at acquisition cost. Depreciation of property and equipment is provided using the straight-line method over the estimated useful lives of the respective assets. If the property and equipment have reached the end of their estimated useful lives but are still in use, the Company will estimate the remaining useful lives and residual values, and depreciate the remaining costs using the same method. Depreciation on leasehold improvements is provided using the straight-line method over the shorter of contract periods or estimated useful lives of the respective assets. Gains (loss) on the disposal of property and equipment are included in non-operating income (loss).

The useful lives of assets are summarized as follows:

Leasehold improvements: 10 years

Machinery and equipment: 5 years

Other equipment: 3~5 years

Property, plant and equipment not currently used in operations are transferred to idle assets. According to SFAS No. 1, property, plant and equipment not currently used in operations are no longer stated at the lower of carrying value or net realizable value. The cost, accumulated depreciation, and accumulated impairment of the original assets not currently used in operations are all transferred to idle assets and depreciated. Depreciation expenses of idle assets are included in non-operating expenses and losses.

(h)	Intangible assets

Effective from January 1, 2007, the Company adopted SFAS No. 37 “Intangible Assets”. In accordance with SFAS No. 37, other than an intangible asset acquired by way of a government grant, which should be measured at its fair value, an intangible asset shall be measured initially at cost. After initial recognition, an intangible asset shall be measured at its cost plus revaluation increment revalued in accordance with the laws, less any accumulated amortization and any accumulated impairment losses.

The depreciable amount of an intangible asset is determined by the original cost less its residual value. Amortization is provided for by using the straight-line method over the estimated useful lives of intangible assets from the date that they are available for use. The cost of computer software for internal use is amortized by using the straight-line method over five years.

(i)	Revenue recognition

Revenue derived from product sales is recognized when products are shipped and the significant risks and rewards are transferred to the buyer.

(j)	Retirement plan

The major business of the Company is investment. No official employees were hired by it. In accordance with local regulations in the PRC, KBC has made a monthly cash contribution of a statutory percentage of salaries and wages to local government and recognized it as current expenses.

(k)	Employee’ bonuses and directors’ and supervisors’ remuneration

Employee’ bonuses and directors’ and supervisors’ remuneration based on the ROC Company Act and the Company’s articles of incorporation and appropriated after January 1, 2008 are accounted for by Interpretation (96)052 issued by the Accounting Research and development Foundation (ARDF). The Company and its domestic subsidiaries estimate the amount of employees’ bonus and directors’ and supervisors’ remuneration according to the Interpretation and recognize it as expenses. Differences between the amount approved in the shareholders’ meeting and recognized in the financial statements, if any, are accounted for as changes in accounting estimates and recognized as profit or loss.

(l)	Income tax

According to the Mauritius tax law, corporations registered under the IBC Act are exempted from Mauritius income tax.

Entities of the Consolidated Company file their income tax returns separately. The income tax expense of the Consolidated Company is the summation of the income tax expense of the Company and Subsidiary.

Income taxes are calculated based on accounting income. The amounts for deferred income tax liabilities and assets are calculated by applying the provision of enacted tax law to determine the amount of tax payable or refundable, currently or in the future years. The tax effects of taxable temporary differences are recorded as deferred income tax liabilities. The tax effects of deductible temporary differences and loss carryforwards are recognized as deferred income tax assets. The realization of deferred income taxes is evaluated, and if it is considered more likely than not that the assets will not be recognized, a valuation allowance is recognized accordingly.

(m)	Treasury stock

The Company accounts for the cost of purchasing its outstanding stock as “treasury stock”. A gain on the sale of treasury stock is credited to capital surplus – treasury stock. Losses are charged to capital surplus, but only to the extent of available net gains from previous sales or retirements of the same class of stock; otherwise, losses are charged to retained earnings. The cost of treasury stock is computed using the weighted-average method.

When treasury stock is retired, the weighted-average cost of the retired treasury stock is written off against the par value of the shares and the paid-in capital derived from the issuance of shares in excess of par value. If the weighted-average cost written off exceeds the sum of the par value and the paid-in capital in excess of par value, the difference is debited to capital surplus-treasury stock arising from the same class of stock or to retained earnings, and if vice versa, the difference is credited to capital surplus-treasury stock.

(3)	Change in Accounting Policies and Its Effect

(a)	Effective from January 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 39 (SFAS No. 39) and Interpretation (96)052 issued by the ARDF. In accordance with SFAS No. 39 and the above Interpretation, the Company classified, measured and disclosed the share-based payment transactions, employees’ bonuses, and directors’ remuneration. There was no effect about the Consolidated Company’s financial statements on 2008.

(4)	Cash and Cash in Bank

	December 31,
	, 2008 (unaudited)	, 2007 (unaudited)
Cash on hand	$16,127	$15,155
Demand deposits	481,861	2,596,682
Time deposits		2,105,659

	$497,988	$4,717,4968

(5)	Inventories

	December 31,
	2008 (unaudited)	, 2007 (unaudited)
Raw materials	$821,647	$255,200
Work in process	1,213,801	666,594
Finished goods	1,668,668	335,755

	3,704,116	1,257,549
Less: allowance for inventory obsolescence	(403,048)	(157,435)

	$3,301,068	$1,100,114

6)	Idled assets

Parts of machinery and equipment of the Consolidated Company were idled. As of December 31, 2008 and 2007, the idle assets were as follows:

	December 31,
	2008 (unaudited)	2007 (unaudited)
Machinery and equipment	$4,945,220	$2,391,047
Less: accumulated depreciation	(1,457,058)	(668,329)

	$3,488,162	$1,722,718

The depreciation expense of the idled assets is recorded as other expenses and losses.

(7)	Stockholders’ Equity

(a)	Common stock and capital increase

As of December 31, 2008 and 2007, the total authorized common stock of the Company was $18,000,000 at a par value of USD$0.01 (dollars) per share.

(b)	Treasury stock

In December 2007 the Company purchased 200,000 thousand shares of treasury stock at a total cost of $1,806,200 for the purpose of operation financing. All of treasury stock mentioned above was retired immediately and the registration procedures have been completed. The sum of the amount by which the purchasing price was lower than par value and paid-in capital in excess of par value amounted to $343,800, recorded as capital surplus-treasury stock according to the percentage of ownership of stock. Please refer to note 9(3).

(c)	Distribution of earnings

According to the Company’s articles of incorporation, earnings, if any, after offsetting prior years’ deficits, can be distributed as dividends to stockholders.

(8)	Income Taxes

(a)	In accordance with Mauritius tax law, the Company is registered under the IBC Act and is exempted from Mauritius income tax.

(b)	In accordance with the PRC Tax Law, KBC is subject to income tax at the rate of 15% and can, from the year in which it begins to make profits, be exempted from income tax in the first and second years and allowed a 50% reduction in the third to fifth years, with a minimum operating period over 10 years. However, KBC must pay back the amount of tax exemption and tax reduction if the actual operating period is less then 10 years. KBC has not made any profits and accrued no income tax payable in 2007 and 2006. According to amended Regulation on Enterprise Income Tax of the PRC and related policy, companies that originally used the preferential income tax rate should apply the legal income tax rate (25%) in steps within five years beginning January 1, 2008.

(9)	Related-party Transactions

(a)	Names of the related parties and relationships

Related party	Relationship with the Company
Mainbright Enterprises Ltd. (MB)	The Company is its parent company’s (Bright LED Electronics Corp) investee company accounted for under equity method

Kopin Taiwan Corporation (KTC)	Before December 2006, KTC was a member of the Company’s board of directors

(b)	Summary of significant transactions with related parties

1)	Sales

	2008 (unaudited)		2007 (unaudited)
	Amount	Percentage of net sales	Amount	Percentage of net sales
MB	$5,376,099	94	$4,535,934	93

Sales prices were similar to those for third-party customers. The collection period was 90 to 120 days after the sales date.

Accounts receivables resulting from the above transactions were as follows:

	2008 (unaudited)		2007 (unaudited)
	Amount	%	Amount	%
MB	$383,312	64	$1,668,402	97

2)	Purchases

	2008 (unaudited)		2007 (unaudited)
	Amount	Percentage of net purchases	Amount	Percentage of net purchases
KTC	$3,021,788	58	$1,539,170	28

Purchase prices for raw materials were similar to those for third-party suppliers. The payment period was 90 to 120 days after the purchases date.

Accounts payables resulting from the above transactions were as follows:

	2008 (unaudited)		2007 (unaudited)
	Amount	%	Amount	%
KTC	$58,404	9	$241,300	23

3)	Stock transaction

In 2007, the Consolidated Company bought 200,000,000 shares of common stock held by KTC. As of December 31, the payable for these shares, amounting to $1,806,200, was not yet paid.

4)	Acquisition of property, plant and equipment

The Consolidated Company purchased machinery from MB for $54,122 in 2008. As of December 31, 2008, the related payables were fully paid.

(10)	Commitments and Contingencies

In January 2005, KBC entered into a five years lease with the government authority of Dong Guan City, Gaubo Town for the KBC’s plant. The expected rental expense to be paid in future years is summarized as follows:

Period	Amount
January 1, 2009 to December 31, 2009	$180,708
After December 31, 2009	15,059

$195,767

(11)	Subsequent events

Based on a resolution of the board of directors on January 20, 2009, the Company increase common stock for NT$200,000,000. The registration procedures related to this issuance have not yet be completed on February 27, 2009.